Exhibit 3.1(a)

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

THE FUTURE EDUCATION GROUP INC.

The Future Education Group Inc., a corporation organized and existing under and by virtue of the provisions of the Nevada Revised Statutes (the “NRS”),

DOES HEREBY CERTIFY:

That the name of this corporation is The Future Education Group Inc. and that this corporation was originally incorporated pursuant to the NRS on September 10, 2014; and

That the Board of Directors duly adopted resolutions proposing to amend and restate the Articles of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Articles of Incorporation of this corporation be amended and restated in its entirety as follows:

FIRST: The name of the corporation is The Future Education Group Inc. (hereinafter called the "Corporation").

SECOND: The address of its registered office in the State of Nevada is 500 N. Rainbow Blvd., Suite 300A, Las Vegas, NV 89107. The name of its registered agent at such address is United States Corporation Agents, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the NRS.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 300,000,000, each having a par value of $.001 per share, consisting of:

(i) One Hundred Twenty Million (120,000,000) shares of Class A voting common stock, par value $0.0001 per share (the “Class A Common Stock”);

(ii) One Hundred Twenty Million (120,000,000) shares of Class B voting common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and

(iii) Sixty Million (60,000,000) shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), to be designated at a future date.

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(A) Common Stock. The Board of Directors of the Corporation may authorize the issuance of shares of Class A Common Stock and shares of Class B Common Stock from time to time. Shares of Class A Common Stock and Class B Common Stock that are redeemed, purchased or otherwise acquired by the Corporation may be reissued except as otherwise provided by law. The Board of Directors shall have no power to alter the rights with respect to Class A Common Stock or Class B Common Stock. Except as expressly provided below in this Article Fourth, Class A Common Stock and Class B Common Stock shall have the same rights and privileges and shall rank equally, share ratable and be identical in all respects as to all matters.

1. Reclassification. Effective at the time of the filing with the Secretary of State of the State of Nevada of this Amended and Restated Articles of Incorporation, and without further action on the part of the holders of the Common Stock outstanding immediately prior thereto ("Outstanding Common Stock"), each share of Outstanding Common Stock shall immediately and automatically convert into one share of Class A Common Stock.

2. Voting Rights. The holders of shares of Class A Common Stock and Class B Common Stock shall have the following voting rights:

(a) Each share of Class A Common Stock shall entitle the holder thereof to one (1) vote on all matters submitted to a vote of the stockholders of the Corporation.

(b) Each share of Class B Common Stock shall entitle the holder thereof to five (5) votes on all matters submitted to a vote of the stockholders of the Corporation.

(c) The holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation, except as otherwise required by applicable law.

3. Conversion Rights of Class B Common Stock.

(a) Each share of Class B Common Stock, at the option of its holder, may at any time be converted into one (1) fully paid and nonassessable share of Class A Common Stock. Such right shall be exercised by the surrender of the certificate representing such share of Class B Common Stock to be converted to the Corporation at any time during normal business hours at the principal executive offices of the Corporation or at the office maintained by the Corporation for such purpose (“Transfer Agent”), accompanied by a written notice of the election by the holder thereof to convert and (if so required by the Corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or such holder's duly authorized attorney, and transfer tax stamps or funds therefor, if required.

(b) As promptly as practicable following the surrender for conversion of a certificate representing shares of Class B Common Stock in the manner provided herein, as applicable, the Corporation will deliver or cause to be delivered at the office of the Transfer Agent to or upon the written order of the holder of such certificate, a certificate or certificates representing the number of full shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate representing shares of Class B Common Stock. Upon the date any conversion is made, all rights of the holder of such shares as such holder shall cease, and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock; provided, however, that any such surrender and payment on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names the certificate or certificates representing shares of Class A Common Stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which stock transfer books are open. For each share of Class B Common Stock that converts into a share of Class A Common Stock as described herein, the number of shares classified as Class B Common Stock shall be reduced by one share and the number of shares classified as Class A Common Stock shall be increased by one share.

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(B) Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the NRS. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

FIFTH: The election of directors need not be by written ballot unless the by-laws so provide.

SIXTH: The Board of Directors of the Corporation is authorized and empowered from time to time in its discretion to make, alter, amend or repeal by-laws of the Corporation, except as such power may be restricted or limited by the NRS.

SEVENTH: Shareholders of the Corporation shall not have preemptive rights or cumulative voting rights.

EIGHTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the NRS, as the same may be amended and supplemented hereafter.

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IN WITNESS WHEREOF, this Amended and Restated Articles of Incorporation has been executed by a duly authorized officer of this corporation on this 22nd day of February 2016.

/s/ Xiaoheng Ren Name: Xiaoheng Ren Title: CEO

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